Exhibit 99.1

CHIEF FINANCIAL OFFICER OF IRONCLAD RESIGNS

El Segundo, California - February 27, 2008 Ironclad Performance Wear Corporation (ICPW:OB), a leader in high-performance gloves and apparel, today announced that Avi Suriel has resigned his position as Chief Financial Officer of Ironclad in order to become Chief Executive Officer of a media and entertainment company.

“While we are sorry to see Avi go, we understand that this a unique career opportunity for him”, said Ed Jaeger, President and Chief Executive Officer of Ironclad Performance Wear, “We wish him success in his new position.”

Thomas Kreig, Ironclad’s Vice President of Finance and Secretary, has been appointed interim Chief Financial Officer while Ironclad searches for Mr. Suriel’s replacement.

About Ironclad Performance Wear Corporation
Ironclad, which created the performance work glove category in 1998, engineers, manufactures and sells a comprehensive line of task-specific gloves and performance-fabric apparel. With its focus on innovation, design, advanced material science and durability, the company is leveraging its leadership position in the construction and industrial markets through an expansion into the cross-over action sports and outdoor enthusiast markets. Ironclad. Ironclad’s products are available at hardware stores, home centers, industrial suppliers, lumber yards, and sporting goods retailers nationwide, and in Australia, Canada, Japan, Hungary, and the United Kingdom.

For more information on Ironclad, please visit the Company's Website at www.ironclad.com.